EXHIBIT 3.1
CERTIFICATE OF ELIMINATION
of
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
LEAP WIRELESS INTERNATIONAL, INC.
(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

          Leap Wireless International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law, hereby certifies as follows:
     1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of one hundred sixty thousand (160,000) shares of Series A Junior Participating Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”), and established the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof, and, on September 14, 2010, filed a Certificate of Designations with respect to such Series A Preferred Stock (the “Certificate of Designations”) in the office of the Secretary of State of the State of Delaware.
     2. That no shares of Series A Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designations.
     3. That the Board of Directors of the Company has adopted the following resolutions:
WHEREAS, the Board has previously authorized the issuance of a series of one hundred sixty thousand (160,000) shares of Series A Junior Participating Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”);
WHEREAS, on September 14, 2010, a Certificate of Designations with respect to such Series A Preferred Stock (the “Certificate of Designations”) was filed in the office of the Secretary of State of the State of Delaware, which established the relative rights, powers and preferences, and qualifications, limitations and restrictions of such Series A Preferred Stock;
WHEREAS, as of the date hereof, no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock have been issued subject to the Certificate of Designations; and

WHEREAS, it is desirable that all references to such Series A Preferred Stock be eliminated from the Company’s Amended and Restated Certificate of Incorporation (the “Charter”).
NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued; and
RESOLVED FURTHER, that the officers of the Company are, and each of them hereby is, authorized and directed, in the name of and on behalf of the Company, to file a Certificate of Elimination with the office of the Secretary of State of the State of Delaware to eliminate all provisions set forth in the Certificate of Designations, setting forth a copy of these resolutions, whereupon all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock shall be eliminated from the Charter.
     4. That, accordingly, all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock be, and hereby are, eliminated from the Amended and Restated Certificate of Incorporation of the Company.

          IN WITNESS WHEREOF, Leap Wireless International, Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer this 21st day of June, 2011.

LEAP WIRELESS INTERNATIONAL, INC.
By:	/s/ ROBERT J. IRVING, JR.
	Name:	Robert J. Irving, Jr.
	Title:	Senior Vice President and General Counsel